Exhibit 10.1

January 20, 2026

Taoufiq Boussaid

Re: Amendment to Offer of Employment

Dear Taoufiq,
Reference is made to that certain letter re: offer of employment dated November 15, 2024 by and between you and Lucid USA, Inc. (the “Offer Letter”).
The purpose of this letter agreement (this “Amendment”) is to amend the Offer Letter to include certain additional benefits, on the terms and conditions set forth herein. Except as expressly modified by this Amendment, all terms and conditions set forth in the Offer Letter remain in effect.
Amendments
Upon execution of this Amendment by you and Lucid USA, Inc., this Amendment shall be deemed to amend the Offer Letter as follows:
1.The following shall be deemed to amend, restate and supersede the second to last sentence in the fourth bullet under the heading “Base Salary and Other Compensation”:
“The Company will provide you and your family with paid, temporary housing in the Bay Area for up to twelve months after your Hire Date.”
2.The following shall be deemed to amend, restate and supersede the sixth bullet under the heading “Base Salary and Other Compensation”:
“You will be paid a stipend of $200,000, less applicable taxes and other withholdings, within 30 days of every anniversary of your Hire Date, provided that your first stipend, which was paid in 2025, is limited to $100,000. This stipend is intended to defray your family’s costs to participate in the French retirement system, to retain necessary multinational taxation firms, and other support needed for future repatriation to France.”

3.The following shall be deemed to be added to the end of the paragraph under the heading “Severance”:
“In addition, in the event your employment with Lucid Group, Inc. and its subsidiaries terminates due to an Involuntary Termination Without Cause (as defined in the Lucid Group, Inc. Executive Severance Benefit Plan, as it may be amended from time to time), the Company will pay, or reimburse (not a grossed up basis) you, up to $275,000 for (i) documented Repatriation Expenses (as defined below) you incur during the 12 months following such termination of employment and (ii) documented expenses you incur by seeking personal global tax preparation or planning services and personal immigration counsel from a professional advisor during the 24 months following such termination of employment.
“Repatriation Expenses” shall mean airfare for up to four tickets on commercial aircraft from the United States to France for you and your immediate family, costs of moving household and personal goods for you and your immediate family from the United States to France, the cost of paid, temporary housing for you for up to three months following your Involuntary Termination Without Cause, and if not previously paid, tuition coverage for your two children through the end of the academic term in which such termination of employment occurs.”
Counterparts
This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Amendment. Signatures delivered by facsimile or by electronic PDF shall be deemed effective for all purposes.
Please confirm your acceptance of this Amendment by signing and dating this Amendment on the spaces below and returning it to me.

Sincerely,

/s/ Gale Halsey
Gale Halsey
Senior Vice President, People
Lucid USA, Inc.

I understand and agree to the terms and conditions set forth in this Amendment.

/s/ Taoufiq Boussaid
Taoufiq Boussaid

January 20, 2026
Date
    [Signature Page to Amendment to Offer of Employment]